UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 26, 2018
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33492 (Commission File Number)	61-1512186 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;                 Compensatory Arrangements of Certain Officers.

On September 26, 2018, Louis J. Pastor notified CVR Energy, Inc (the “Company”) of his decision to resign for personal reasons from the Company’s board of directors (the “Board”) and its compensation committee, for which he served as chairman, as well as from the boards of directors of the general partners of CVR Refining, LP (“CVRR”) and CVR Partners, LP (“UAN”), both of which are subsidiaries of the Company, effective September 28, 2018.  Mr. Pastor’s resignation was not the result of a dispute or disagreement with the Company, CVRR, UAN or any of their officers or employees.

Also effective September 28, 2018, (a) Patricia A. Agnello and Hunter C. Gary were appointed to the Board, increasing the size of the Board from seven directors to eight; (b) Mr. Gary was appointed as a member and chairman of the compensation committee of the Board; and (c) Mr. Gary was appointed to the boards of directors of the general partners of CVRR and UAN.  In connection with their appointments, they were affirmatively determined by the boards to which they were appointed to be qualified to serve on such boards, and Mr. Gary was further qualified to serve as a member and chairman of the Compensation Committee of the Board.

Ms. Agnello has been the Chief Human Resources Officer & Employment Counsel for Insight Portfolio Group LLC (an affiliate of Icahn Enterprises L.P. (“IEP”)), an entity formed and controlled by Mr. Carl Icahn, since May 2007.  In this capacity, Ms. Agnello provides human resources guidance to the Company and other companies with which Mr. Icahn has a relationship.  Prior to joining Insight Portfolio Group, Ms. Agnello held senior human resources positions at Integro Insurance Brokers, North Fork Bank, Marsh & McLennan Companies, Inc., PriceWaterhouseCoopers and the Exxon Corporation.  Ms. Agnello has been a director of: American Railcar Industries, Inc. (“ARI”), a railcar manufacturing company, since 2017; Icahn Automotive Group LLC (“IA”), an automotive parts installer, retailer and distributor, since 2017; Trump Entertainment Resorts, Inc. (“TER”), a gaming and hospitality company, since 2016; and PSC Metals, Inc. (“PSC”), a metal recycling company, since 2012.  Ms. Agnello received a J.D. from St. John’s University School of Law, an MBA in Human Resources Management from Adelphi University, and a BA in Liberal Arts from Marymount Manhattan College.

Mr. Gary has served as Senior Vice President of IEP, a master limited partnership and diversified holding company engaged in ten primary business segments which include investment, automotive, energy, gaming, railcar, mining, food packaging, metals, real estate and home fashion, since November 2010.  At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement as well as leading a variety of operational activities for IEP which focus on a variety of areas including, technology, merger integration, supply chain, organization transformation, real estate, recruiting and executive compensation. Mr. Gary has served as President of IEP’s Real Estate segment since November 2013 and has led the information technology and cybersecurity group at IEP since September 2015 while serving as President of Sfire Technology LLC since December 2015. Mr. Gary has served as President and Chief Executive Officer of Cadus Corporation (“Cadus”), a company engaged in the acquisition of real estate for renovation or construction and resale, from March 2014 until June 2018, and as a director, since February 2014.  Mr. Gary has been a director of: IA and The Pep Boys - Manny, Moe & Jack (“PBYS”), an automotive parts installer and retailer, since February 2016; Ferrous Resources Limited (“Ferrous”), an iron ore mining company, since June 2015; Herbalife Ltd. (“HLF”), a nutrition company, since April 2014; PSC since May 2012; Tropicana Entertainment Inc. (“TEI”), a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and WestPoint Home LLC (“WPH”), a home textiles manufacturer, since June 2007.  Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC (“ACF”), a railcar manufacturing company, since July 2015.  Mr. Gary was previously a director of: XO Holdings (“XO”), a provider of telecom services, from September 2011 to January 2018; IEH Auto Parts LLC (“IEHAP”), a distributor of automotive aftermarket parts, from June 2015 to May 2017; Federal-Mogul Holdings Corporation (“FDML”), a supplier of automotive powertrain and safety components, from October 2012 to February 2016; Voltari Corporation (“VLTC”), a company in the business of acquiring, financing and leasing commercial real properties, from October 2007 to September 2015; ARI from January 2008 to June 2015; and Viskase Companies Inc. (“VKSC”), a meat casing company, from August 2012 to June 2015.  Mr. Gary received his Bachelor of Science degree with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

ACF, ARI, Cadus, FDML, Ferrous, IA, IEHAP, IEP, PBYS, PSC, TEI, TER, VKSE, VLTC, WPH and XO each are or have been indirectly controlled by Carl C. Icahn.  Mr. Icahn also has a noncontrolling interest in HLF through the ownership of securities.  Neither Mr. Gary nor Ms. Agnello will receive compensation for their services on the boards or committees to which they were appointed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 28, 2018

CVR Energy, Inc.

By:	/s/ Melissa M. Buhrig
Melissa M. Buhrig,
Executive Vice President, General Counsel and Secretary